Exhibit 99.1
Kindred Biosciences Announces Fourth Quarter and Full Year 2020 Financial Results
San Francisco, California (March 16, 2021) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the fourth quarter and full year ended December 31, 2020 and provided updates on its programs. For the fourth quarter of 2020, KindredBio reported net revenues of $1.0 million and a net loss of $10.9 million, or $0.28 per share. For the full year 2020, net product revenues were $42.2 million and the net loss was $21.8 million, or $0.55 per share.
“We had a strong finish to 2020, reporting positive results from our pilot study for canine inflammatory bowel disease and initiating the tirnovetmab (IL-31 antibody) pivotal study for canine atopic dermatitis. Together with the recent award of a manufacturing contract by the National Cancer Institute, this positive momentum positions KindredBio strongly for the year ahead. We look forward to a number of important developments across our late-stage pipeline in 2021, including potential approval of our monoclonal antibody for canine parvovirus, updates on the tirnovetmab pivotal efficacy study, and pilot study results for our IL-4R program for canine atopic dermatitis,” said KindredBio’s Chief Executive Officer, Richard Chin, M.D.
Development and Corporate Updates

Biologics Candidates
•On December 22, 2020, KindredBio initiated the pivotal efficacy study for tirnovetmab (KIND-016), a fully caninized, high-affinity monoclonal antibody targeting interleukin (IL)-31 for the treatment of atopic dermatitis in dogs.
Atopic dermatitis is the most common reason owners take their dog to the veterinarian, and is estimated to affect 10 - 15% of dogs worldwide. The current market size exceeds $900 million annually and is growing.
•In September 2020, KindredBio reported positive results from its pivotal efficacy study of KIND-030 for the prophylactic indication. KIND-030 is a monoclonal antibody targeting canine parvovirus. Completion of the upcoming pivotal efficacy study for the treatment indication is expected in the second quarter of 2021, with possible approval anticipated by year-end 2021. Approval of KIND-030 is subject to regulatory risk and timelines, and there is no set review timeline at the United States Department of Agriculture Center for Veterinary Biologics.
KIND-030 is being pursued for two indications in dogs: prophylactic therapy to prevent clinical signs of canine parvovirus infection and treatment of established parvovirus infection. On December 11, 2020, KindredBio announced an agreement granting Elanco Animal Health Incorporated exclusive global rights to KIND-030, with total milestone payments exceeding $100 million.
•A second pilot study to further assess dosing for KIND-032, a fully caninized monoclonal antibody targeting IL-4R for the treatment of atopic dermatitis in dogs, commenced in the third quarter of 2020. In December 2019, KindredBio unveiled positive results from a randomized, placebo-controlled laboratory pilot study of KIND-032.

•On December 21, 2020, KindredBio announced positive results from the pilot field effectiveness study of its monoclonal antibody against tumor necrosis factor alpha (anti-TNFα antibody) for canine inflammatory bowel disease. Complete remission, defined as ≥ 75% reduction in average post-dose Canine Inflammatory Bowel Disease Activity Index (CIBDAI) score from baseline, was achieved in 75% of the anti-TNFα group compared to 17% in the placebo group. The treatment effect was early-onset and durable. At Day 7, the first post-dose visit, 75% of the anti-TNFα treated dogs showed ≥ 75% reduction of CIBDAI score from baseline, compared to 17% in the placebo group. Furthermore, 50% of the anti-TNFα treated dogs achieved and maintained 100% reduction of CIBDAI score from baseline throughout all post-dose visits, whereas none in the placebo group achieved the same result.

Mirataz
•Dechra has realized strong growth in US Mirataz sales since their launch of the product in April 2020, achieving a near 50% increase in monthly sales to US clinics. While fourth quarter sales of Mirataz to distributors were lower quarter-over-quarter amid seasonal fluctuations in distributor ordering pattern, sales of Mirataz from distributors to veterinary clinics increased versus the third quarter. Dechra has launched Mirataz in the UK and European Union and is planning registration in several other territories. The sale of Mirataz to Dechra comprised an upfront payment of $43 million and royalties on worldwide sales.
Contract Manufacturing
•On October 7, 2020, KindredBio announced an expansion of the original agreement for the manufacture of Vaxart’s COVID-19 vaccine, among other vaccine candidates. Total revenue from the partnership is expected to be approximately $20.5 million. Subsequent to quarter end, KindredBio was selected by the National Cancer Institute, part of the National Institutes of Health, to produce an experimental human papillomavirus (HPV) vaccine for clinical testing under the PREVENT Cancer Preclinical Drug Development Program (PREVENT) Indefinite Delivery Indefinite Quantity (IDIQ) contract. KindredBio was previously selected by the NCI as one of the three IDIQ contractors eligible for task order awards under the PREVENT Program.

Fourth Quarter and Full Year 2020 Financial Results

For the quarter ended December 31, 2020, KindredBio reported a net loss of $10.9 million, or $0.28 per share, compared to a net loss of $15.7 million, or $0.40 per share, for the same period in 2019. For the year ended December 31, 2020, the net loss was $21.8 million, or $0.55 per share, as compared to a net loss of $61.4 million, or $1.59 per share, in 2019.
The company recorded $1.0 million of net product revenues for the fourth quarter of 2020, versus $1.4 million in the year-ago period. Full year 2020 net product revenues were $42.2 million, compared with $4.3 million for the year ended December 31, 2019. The year-over-year increase in revenue was primarily due to $38.7 million from the sale of Mirataz to Dechra Pharmaceuticals, which was completed in April 2020. The company recorded royalty revenue of $122,000 in the fourth quarter and $535,000 for the year.
Substantially all of the $878,000 in product revenues for the year 2020 were for Mirataz. Product revenues for ZimetaTM (dipyrone injection) were $8,000 in the fourth quarter and $27,000 for the year, reflecting decreased equine events and transportation due to COVID-19. Dechra has been granted exclusive marketing, sales & distribution rights to Zimeta in the US and Canada in return for a royalty on sales and milestone payment upon achievement of a certain sales milestone. In conjunction with Mirataz and Zimeta, the company also recorded $12,000 and $29,000 in revenue derived from the co-marketing of products for partners, namely Butterfly Networks and Astaria Global, in 2020.
The company’s agreement with Vaxart, Inc. for the manufacture of Vaxart's oral vaccine candidate for COVID-19 resulted in contract manufacturing revenue of $233,000 and $1.6 million, based on the percentage completion of specific milestones, for the three and twelve months ended December 30, 2020, respectively.
Elanco’s non-refundable upfront payment of $500,000 for the parvovirus partnership was recorded as partner licensing revenue.
The cost of product revenue totaled $336,000 in the fourth quarter and $3.9 million for the twelve-month period in 2020, compared to $187,000 and $587,000 for the same periods in 2019. Cost of product sales in 2020 included a $3.5 million inventory write-off on Mirataz due to the transition to Dechra brand labelling. Cost of contract manufacturing revenues, which consisted primarily of the cost of direct materials, direct labor and overhead costs, were $45,000 and $681,000 for the three and twelve months ended December 30, 2020.

Research and development expenses totaled $7.6 million for the fourth quarter ended December 31, 2020 versus $7.1 million for the same period in 2019. For the full year 2020, research and development expenses were $31.3 million, compared to $28.3 million in 2019. Stock-based compensation expense related to research and development was $1.9 million, versus $1.8 million in 2019. The $3.0 million year-over-year increase in research and development expenses was primarily due to the inclusion of expenses from the Kansas facility as it began to manufacture clinical trial material, partially offset by lower costs consistent with the decision to discontinue small molecule development in favor of biologics programs. Prior to 2020, construction and commissioning expenditures associated with the Kansas facility had been categorized as general and administrative expenses.
Selling, general and administrative expenses totaled $3.3 million for the fourth quarter ended December 31, 2020, versus $9.6 million for the same period in 2019. For the full year 2020, selling, general and administrative expenses were $22.0 million, compared to $37.9 million for 2019. The $15.9 million year-over-year decrease is the result of the re-categorization of Kansas plant expenditures as research and development expenses, and lower payroll and related expenses as a result of the elimination of KindredBio’s companion animal sales force. Stock based compensation expense was $5.7 million in 2020, versus $5.5 million in the prior year.
As of December 31, 2019, KindredBio had $59.9 million in cash, cash equivalents and investments, compared to $73.5 million at December 31, 2019. Net cash used in operating activities in 2020 was approximately $9.9 million, reflecting payment received for the Mirataz asset sale. The company also invested approximately $3.6 million in capital expenditures for the purchase of lab and manufacturing equipment for the Kansas facility.
With respect to spending in 2021, the Company remains focused on advancing its core biologics programs. KindredBio anticipates operating expenses to range between $41 to $43 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. KindredBio also plans to invest approximately $3.0 million in capital expenditures on lab and manufacturing equipment for its biologics programs in 2021. KindredBio believes its existing cash, cash equivalents and investments, remaining proceeds from the Mirataz sale, revenue from contract manufacturing and revenues in the form of royalties and partner licensing, will be sufficient to fund the current operating plan through early 2023, excluding the drawdown of $30 million from its debt facility.
Webcast and Conference Call

KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern time/1:30 p.m. Pacific time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the U.S. or (484) 756-4262 internationally, and using conference ID 3989605. The call will be webcast live here, with a replay available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio.
For more information, visit: www.kindredbio.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our products and our product candidates for the foreseeable future; the likelihood that our revenue will vary from quarter to quarter; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our products and our lead product candidates which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies related to our products and our product candidates and the potential inability of these manufacturers to deliver a sufficient amount of supplies on a timely basis; the uncertain effect of the COVID-19 pandemic on our business, results of operations and financial condition; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to enter into satisfactory agreements with third-party licensees of our biologic products and uncertainty about the amount of revenue that we will receive from such agreements; our significant costs of operating as a public company; potential cyber-attacks on our information technology systems or on our third-party providers’ information technology systems, which could disrupt our operations; our potential inability to repay the secured indebtedness that we have incurred from third-party lenders, and the restrictions on our business activities that are contained in our loan agreement with these lenders; the risk that our 2020 strategic realignment and restructuring plans will result in unanticipated costs or revenue shortfalls; uncertainty about the amount of royalties that we will receive from the sale of Mirataz® to Dechra Pharmaceuticals PLC; the risk that the revenue from our delivery of services or products under any contract may be less than we anticipate if the other party to the contract exercises its right to terminate the contract prior to the completion of the contract or if such party is unable or unwilling to satisfy its payment obligations under the contract; our potential inability to obtain and maintain patent protection and other intellectual property protection for our products and our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.

For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

The results stated in this press release have not been reviewed by the Food and Drug Administration or the United States Department of Agriculture Center for Veterinary Biologics, as applicable.

Contacts

For investor inquiries:
Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438

Kindred Biosciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,	
	2020	2019	2020	2019
	(Unaudited)			
Revenues				
Net product revenues	$ 96	$ 1,401	$ 878	$ 4,256
Revenue from asset sale	-	-	38,700	-
Royalty revenue	122	-	535	-
Contract manufacturing	233	-	1,551	-
Partner licensing revenue	500	-	500	-
Total revenues	951	1,401	42,164	4,256
Costs and expenses:				
Cost of product revenue	336	187	3,945	587
Contract manufacuring costs	45	-	681	-
Research and development	7,629	7,134	31,281	28,310
Selling, general and administrative	3,303	9,578	21,979	37,926
Restructuring costs	-	-	4,246	-
Total operating costs and expenses	11,313	16,899	62,132	66,823
Loss from operations	(10,362)	(15,498)	(19,968)	(62,567)
Interest and other income, net	(536)	(236)	(1,828)	1,178
Net loss	$ (10,898)	$ (15,734)	$ (21,796)	$ (61,389)
Basic and diluted net loss per common share	$ (0.28)	$ (0.40)	$ (0.55)	$ (1.59)
Shares used to calculate basic and diluted net loss per common share	39,415	38,999	39,289	38,657

Selected Consolidated Balance Sheet Data
(In thousands)

(Unaudited)

	December 31,	
	2020	2019
Cash, cash equivalents and investments	$ 59,878	$ 73,546
Total assets	95,814	114,024
Stockholders' equity	67,482	81,921